EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: October 7, 2005

ARTISAN INVESTMENT CORPORATION for itself and as general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	LAWRENCE A. TOTSKY*

ANDREW A. ZIEGLER

ANDREW A. ZIEGLER*

CARLENE MURPHY ZIEGLER

CARLENE MURPHY ZIEGLER*

*By:	/S/ LAWRENCE A. TOTSKY
Lawrence A. Totsky
Chief Financial Officer of Artisan Investment Corporation Attorney-in-Fact for Andrew A. Ziegler Attorney-in-Fact for Carlene Murphy Ziegler